Exhibit 99.1

RailAmerica Completes the Sale of its Arizona Eastern Railway Company and its West Texas and
Lubbock Railroad Company

Boca Raton, FL – December 8 – RailAmerica today announced that it has completed the sale of its Arizona Eastern Railway Company and West Texas and Lubbock Railroad Company, Inc. subsidiaries to Permian Basin Railways, Inc. Permian Basin Railways, Inc. has been the operator and lessee of the West Texas and Lubbock Railroad since May 2002. RailAmerica received cash proceeds of $2.75 million for the sale of its shares of the Arizona Eastern Railway Company, and cash proceeds of $1.75 million and a note in the amount of $3.55 million for the sale of its shares in the West Texas and Lubbock Railroad Company.

Arizona Eastern Railway Company owns and operates 135 track miles between Miami, Arizona and Bowie, Arizona. West Texas and Lubbock Railroad Company owns and operates 104 track miles between Seagraves and Lubbock, Texas and from Lubbock to Whiteface, Texas.

“We are very pleased that Arizona Easter’s quality people and fine railroad are now part of the Permian Basin family,” said Ed Ellis, President of Iowa Pacific Holdings. “RailAmerica has certainly been good to work with as our previous transactions with them have benefited all stakeholders and we expect nothing less with Arizona Eastern and West Texas and Lubbock.”

The financial results of the Arizona Eastern Railway Company have been reported in Discontinued Operations during 2004.

RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 44 railroads operating approximately 8,900 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.